Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: GENG
November 16, 2005	TRADED: OTCBB
(November 16, 2005)
GLOBAL ENERGY GROUP, INC. ANNOUNCES
NEW CONTRACT WITH THE CHEROKEE NATION
PLANO, TEXAS — November 16, 2005 — (OTC Bulletin Board: GENG) Global Energy Group, Inc. (“GEG”) announced today that the Company signed a contract with The Cherokee Nation (“The Nation”) whereby The Nation will purchase the Company’s EER+ HVAC product and lighting equipment for The Nation’s facilities in and near Tahlequah, Oklahoma. Pursuant to the terms of the contract, GEG will install approximately 100 EER+ units and lighting equipment at such facilities, which installation is expected to be completed in December 2005 or January 2006. The contract is a shared savings agreement that requires The Nation to pay to GEG annual amounts equal to approximately 60% of The Nation’s estimated energy cost savings over seven years resulting from the installation. The aggregate cost savings payments to be made to GEG over the seven-year period total approximately $920,000. Upon the expiration of the contract, The Nation will acquire title to the installed equipment.
GEG is currently negotiating to sell the contemplated revenues under this contract to a financial intermediary, which would enable GEG to realize a discounted value of the contract at the time of such sale. No assurance can be made that GEG will be successful in negotiating the sale of the contract on terms that are satisfactory to GEG.
GEG currently anticipates that this contract will be the first of several such transactions with The Nation, as The Nation owns several complexes in various areas of Oklahoma. If GEG is unable to sell the contract to a financial intermediary on terms satisfactory to GEG, GEG may reconsider pursuing additional transactions of this nature.
As the sole member of CND, LLC, The Nation possesses voting disposition power over approximately 52% of the outstanding GEG common stock owned by CND, LLC, and voting control of approximately 68% of GEG.
Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Act Reform Act of 1995. Words or phrases like “we believe”, or similar expressions are intended to identify “forward-looking statements”. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, inability to obtain necessary financing, no assurance of acceptance of the Company’s products in the marketplace, increased levels of competition of the Company, new products and technological changes developed by others, the Company’s dependence on third-party suppliers, and other risks described from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

CONTACTS:

Corporate:	John Bailey	972-943-6040
Media:	Mike Miller	918-384-7861